Exhibit 10.2

SEQUENTIAL BRANDS GROUP, INC.

June 5, 2017

Mr. Chad Wagenheim

[Redacted]

Re:        Revised Employment Terms

Dear Chad:

We are very pleased to offer you the following revised terms of employment to continue with the Company as an EVP, reporting to the Company’s President, Andrew Cooper.

1.	Salary. Effective as April 15, 2017, your annual salary will be increased to $350,000.

2.	Bonus. Commencing with the Company’s 2017 fiscal year and for each fiscal year thereafter during the term of your employment, your discretionary bonus target will be increased to 75% of your Annual Salary.

3.	RSUs. You will be granted 125,000 restricted stock units (RSUs), vesting as follows:

•	30% of the shares will vest on May 31, 2018
•	30% of the shares will vest on May 31, 2019
•	40% of the shares will vest on May 31, 2020

The RSUs will be granted pursuant to the terms of a separate award agreement, which will provide that all unvested shares will vest on a change of control (as defined in the Company’s Equity Plan) or in the event that you are terminated by the Company without cause.

4.	Accelerated Vesting of PSUs. In the event that a change of control (as defined in the Company’s Equity Plan) occurs during the term of your employment, all prior granted PSUs that have not yet vested will automatically vest.

5.	Severance. In the event that your employment is terminated by the Company without cause, the Company will pay you severance equal to your then current annual salary, payable in equal installments on a monthly basis, less applicable withholdings. The severance described above will be subject to your execution (and non-revocation) of the Company’s standard release of claims.

6.	Benefits. You will continue to be eligible to participate in all employee benefit plans (including the Company’s 401k Plan).

7.	Expense Reimbursement. You will be reimbursed for all reasonable, pre-approved travel and other authorized business expenses.

8.	Vacation. 3 weeks.

9.	Misc. With the exception of the Stock Grants described in your Offer Letter, dated October 13, 2014, the terms set forth herein shall supersede all prior agreements and understandings between you and the Company.

10	Employee Status. You will continue to be an employee “at-will” of the Company, meaning that either you or the Company can terminate your employment at any time and for any reason, without or without cause, provided that you agree to provide the Company with a minimum of thirty (30) days notice in the event you elect to terminate your employment, which notice may be waived by the Company (in whole or part) in its sole discretion.

Please confirm your acceptance and agreement to the foregoing terms by signing below.

Sincerely

/s/ Andrew Cooper
Andrew Cooper
President

Accepted and agreed this 7th day of June 2017 by:

/s/ Chad Wagenheim
Chad Wagenheim